CERTIFIED RESOLUTIONS

     I, Cassandra W. Borchers, Assistant Secretary of The Cutler Trust (the "Trust"), hereby certify that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, at a meeting of the Board held on September 14, 2006:

          WHEREAS, the Trustees of the Trust, including a majority of the Independent Trustees, have reviewed the amount, type, form and coverage of the fidelity bond through Federal Insurance Company (the "Fidelity Bond"); and

          WHEREAS, the amount of coverage under the Fidelity Bond is $350,000, being equivalent to or greater than the minimum amount of bond required by Rule 17g-1 promulgated under the Investment Company Act of 1940;

          NOW, THEREFORE, BE IT RESOLVED, that the amount, type, form and coverage of the Fidelity Bond as described above and presented at the meeting are reasonable and the Fidelity Bond be, and it hereby is, approved; and

          FURTHER RESOLVED, that the annual premium of $1,399 to be paid by the Fund under the Fidelity Bond be, and it hereby is, approved; and

          FURTHER RESOLVED, that the Secretary of the Trust be, and he hereby is, designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and

          FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all other actions deemed necessary or appropriate to effectuate these resolutions.


October 13, 2006
                                          /s/ Cassandra W. Borchers
                                        -------------------------------------
                                        Cassandra W. Borchers,
                                        Assistant Secretary